SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                         Foundation Coal Holdings, Inc.
                      -------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 per share
                    -----------------------------------------
                         (Title of Class of Securities)

                                    35039W100
                                 --------------
                                 (CUSIP Number)

                                  June 24, 2008
                      ------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                              (Page 1 of 18 Pages)

-------------------                                           ------------------
CUSIP NO. 35039W100                     13G                   Page 2 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Capital Management, LP ("TPG-Axon Management")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               3,250,000 shares of Common Stock and options to
                               purchase 750,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 35039W100                     13G                   Page 3 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners GP, LP ("PartnersGP")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               1,039,998 shares of Common Stock and options to
                               purchase 245,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 1,039,998 shares of Common Stock and options to purchase 245,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,039,998 shares of Common Stock and options to purchase 245,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.8%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 35039W100                     13G                   Page 4 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon GP, LLC ("GPLLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               3,250,000 shares of Common Stock and options to
                               purchase 750,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 35039W100                     13G                   Page 5 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners, LP ("TPG-Axon Domestic")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               1,039,998 shares of Common Stock and options to
                               purchase 245,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 1,039,998 shares of Common Stock and options to purchase 245,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,039,998 shares of Common Stock and options to purchase 245,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.8%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 35039W100                     13G                   Page 6 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               2,210,002 shares of Common Stock and options to
                               purchase 505,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 2,210,002 shares of Common Stock and options to purchase 505,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,210,002 shares of Common Stock and options to purchase 505,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 35039W100                     13G                   Page 7 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh LLC ("Singh LLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               3,250,000 shares of Common Stock and options to
                               purchase 750,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%*

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 35039W100                     13G                   Page 8 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh ("Mr. Singh")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               3,250,000 shares of Common Stock and options to
                               purchase 750,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%*

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 35039W100                     13G                   Page 9 of 18 Pages
-------------------                                           ------------------

ITEM 1.

          (a)  NAME OF ISSUER: Foundation Coal Holdings, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               999 Corporate Boulevard, Suite 300
               Linthicum Heights, Maryland 21090-2227

ITEM 2.

          2(a). NAME OF PERSON FILING:

          This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) TPG-Axon Capital Management, LP ("TPG-Axon Management"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G held by TPG-Axon Partners, LP ("TPG-Axon Domestic") and TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore," and together with TPG-Axon Domestic the "Funds").

         (ii) TPG-Axon Partners GP, LP ("PartnersGP"), a Delaware limited partnership which serves as the general partner of TPG-Axon Domestic, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by TPG-Axon Domestic.

        (iii) TPG-Axon GP, LLC ("GPLLC"), a Delaware limited liability company, which serves as the general partner of TPG-Axon Management and PartnersGP, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

         (iv) TPG-Axon Domestic, a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G directly held by it.

          (v) TPG-Axon Offshore, a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G directly held by it.

         (vi) Dinakar Singh LLC ("Singh LLC"), a Delaware limited liability company which serves as the managing member of GPLLC, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

        (vii) Dinakar Singh ("Mr. Singh"), an individual who serves as the managing member of Singh LLC, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

-------------------                                          -------------------
CUSIP NO. 35039W100                     13G                  Page 10 of 18 Pages
-------------------                                          -------------------

     (b)  ADDRESS OF PRINCIPAL OFFICE:

          (All, except TPG-Axon       TPG-Axon Offshore
          Offshore)

          888 Seventh Avenue          c/o Goldman Sachs (Cayman) Trust Limited
          38th Floor                  PO Box 896GT, Harbour Centre, 2nd Floor
          New York, New York 10019    George Town, Grand Cayman
                                      Cayman Islands, BWI

     (c) Citizenship: Delaware (all except TPG-Axon Offshore and Mr. Singh); TPG-Axon Offshore: Cayman Islands; Mr. Singh is a United States citizen.

     (d) Title of Class of Securities: Common Stock, par value $0.01 per share (the "Shares")

     (e)  CUSIP Number: 35039W100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

     (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

     (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j) |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX [X]

-------------------                                          -------------------
CUSIP NO. 35039W100                     13G                  Page 11 of 18 Pages
-------------------                                          -------------------

ITEM 4. OWNERSHIP

          TPG-Axon Management, as investment manager to TPG-Axon Domestic and TPG-Axon Offshore, has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon Offshore. PartnersGP is the general partner of TPG-Axon Domestic. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a Managing Member of GPLLC. Mr. Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore.

          Each of Singh LLC, GPLLC, PartnersGP and Mr. Singh disclaim beneficial ownership of all of the shares of Common Stock and options to purchase shares of Common Stock reported in this 13G.

     A.   TPG-Axon Management
          (a) Amount beneficially owned: 3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
          (b)  Percent of class: 8.8%*
               (*All percentages of beneficial ownership reported in this
               Schedule 13G are based on the 45,364,473 outstanding shares of Common Stock reported in the Issuer's form 10-Q for the quarterly period ended March 31, 2008.)
          (c)  Number of shares as to which the person has:
               (i)  Sole power to vote or to direct the vote:
                    0
              (ii)  Shared power to vote or to direct the vote:
                    3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
             (iii)  Sole power to dispose or to direct the disposition of:
                    0
              (iv)  Shared power to dispose or to direct the disposition of:
                    3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock

     B.   PartnersGP
          (a) Amount beneficially owned: 1,039,998 shares of Common Stock and options to purchase 245,000 shares of Common Stock
          (b)  Percent of class: 2.8%*
          (c)  Number of shares as to which the person has:
               (i)  Sole power to vote or to direct the vote:
                    0
              (ii)  Shared power to vote or to direct the vote:
                    1,039,998 shares of Common Stock and options to purchase 245,000 shares of Common Stock
             (iii)  Sole power to dispose or to direct the disposition of:
                    0
              (iv)  Shared power to dispose or to direct the disposition of:
                    1,039,998 shares of Common Stock and options to purchase 245,000 shares of Common Stock

-------------------                                          -------------------
CUSIP NO. 35039W100                     13G                  Page 12 of 18 Pages
-------------------                                          -------------------

     C.   GPLLC
          (a) Amount beneficially owned: 3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
          (b)  Percent of class: 8.8%*
          (c)  Number of shares as to which the person has:
               (i)  Sole power to vote or to direct the vote:
                    0
              (ii)  Shared power to vote or to direct the vote:
                    3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
             (iii)  Sole power to dispose or to direct the disposition of:
                    0
              (iv)  Shared power to dispose or to direct the disposition of:
                    3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock

     D.   TPG-Axon Domestic
          (a) Amount beneficially owned: 1,039,998 shares of Common Stock and options to purchase 245,000 shares of Common Stock
          (b)  Percent of class: 2.8%*
          (c)  Number of shares as to which the person has:
               (i)  Sole power to vote or to direct the vote:
                    0
              (ii)  Shared power to vote or to direct the vote:
                    1,039,998 shares of Common Stock and options to purchase 245,000 shares of Common Stock
             (iii)  Sole power to dispose or to direct the disposition of:
                    0
              (iv)  Shared power to dispose or to direct the disposition of:
                    1,039,998 shares of Common Stock and options to purchase 245,000 shares of Common Stock

     E.   TPG-Axon Offshore
          (a) Amount beneficially owned: 2,210,002 shares of Common Stock and options to purchase 505,000 shares of Common Stock
          (b)  Percent of class: 6.0%*
          (c)  Number of shares as to which the person has:
               (i)  Sole power to vote or to direct the vote:
                    0
              (ii)  Shared power to vote or to direct the vote:
                    2,210,002 shares of Common Stock and options to purchase 505,000 shares of Common Stock
             (iii)  Sole power to dispose or to direct the disposition of:
                    0
              (iv)  Shared power to dispose or to direct the disposition of:
                    2,210,002 shares of Common Stock and options to purchase 505,000 shares of Common Stock

     F.   Singh LLC
          (a) Amount beneficially owned: 3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
          (b)  Percent of class: 8.8%*

-------------------                                          -------------------
CUSIP NO. 35039W100                     13G                  Page 13 of 18 Pages
-------------------                                          -------------------

          (c)  Number of shares as to which the person has:
               (i)  Sole power to vote or to direct the vote:
                    0
              (ii)  Shared power to vote or to direct the vote:
                    3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
             (iii)  Sole power to dispose or to direct the disposition of:
                    0
              (iv)  Shared power to dispose or to direct the disposition of:
                    3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock

     G.   Mr. Singh
          (a) Amount beneficially owned: 3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
          (b)  Percent of class: 8.8%*
          (c)  Number of shares as to which the person has:
               (i)  Sole power to vote or to direct the vote:
                    0
              (ii)  Shared power to vote or to direct the vote:
                    3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock
             (iii)  Sole power to dispose or to direct the disposition of:
                    0
              (iv)  Shared power to dispose or to direct the disposition of:
                    3,250,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

          Not applicable

-------------------                                          -------------------
CUSIP NO. 35039W100                     13G                  Page 14 of 18 Pages
-------------------                                          -------------------


ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 3, 2008


                               TPG-Axon Capital Management, LP
                               By: TPG-Axon GP, LLC, general partner


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Co-President


                               TPG-Axon Partners GP, LP
                               By: TPG-Axon GP, LLC, general partner


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Co-President


                               TPG-Axon GP, LLC


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Co-President

-------------------                                          -------------------
CUSIP NO. 35039W100                     13G                  Page 15 of 18 Pages
-------------------                                          -------------------


                               TPG-Axon Partners, LP
                               By: TPG-Axon Partners GP, LP, general partner
                               By: TPG-Axon GP, LLC, general partner


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Director


                               Dinakar Singh LLC


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Managing Member


                               /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh

-------------------                                          -------------------
CUSIP NO. 35039W100                     13G                  Page 16 of 18 Pages
-------------------                                          -------------------



                                LIST OF EXHIBITS
                                 TO SCHEDULE 13G

                                                                            Page
                                                                            ----

1.   Agreement to Make Joint Filing........................................  17

-------------------                                          -------------------
CUSIP NO. 35039W100                     13G                  Page 17 of 18 Pages
-------------------                                          -------------------


                                    EXHIBIT 1

                         AGREEMENT TO MAKE JOINT FILING


          Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:  July 3, 2008


                               TPG-Axon Capital Management, LP
                               By:  TPG-Axon GP, LLC, general partner


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Co-President


                               TPG-Axon Partners GP, LP
                               By: TPG-Axon GP, LLC, general partner


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Co-President


                               TPG-Axon GP, LLC


                               By: /s/ Dinakar Singh
                                   ----------------------
                                   Dinakar Singh
                                   Co-President

-------------------                                          -------------------
CUSIP NO. 35039W100                     13G                  Page 18 of 18 Pages
-------------------                                          -------------------

                               TPG-Axon Partners, LP
                               By: TPG-Axon Partners GP, LP, general partner
                               By: TPG-Axon GP, LLC, general partner


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Director


                               Dinakar Singh LLC


                               By: /s/ Dinakar Singh
                                   ---------------------------------
                                   Dinakar Singh
                                   Managing Member


                               /s/ Dinakar Singh
                               -------------------------------------
                                   Dinakar Singh